                                                                     EXHIBIT 4.1























                                 SHELDAHL, INC.
                           1994 STOCK PLAN, AS AMENDED

SECTION                             CONTENTS                              PAGE


   1.                 General Purpose of Plan; Definitions                A-3

   2.                 Administration                                      A-5

   3.                 Stock Subject to Plan                               A-6

   4.                 Eligibility                                         A-6

   5.                 Stock Options                                       A-7

   6.                 Stock Appreciation Rights                           A-10

   7.                 Restricted Stock                                    A-11

   8.                 Deferred Stock Awards                               A-13

   9.                 Transfer, Leave of Absence, etc.                    A-14

  10.                 Amendments and Termination                          A-15

  11.                 Unfunded Status of Plan                             A-15

  12.                 General Provisions                                  A-15

  13.                 Effective Date of Plan                              A-16

  14.                 Target Grant Program with Automatic
                      Target Replacement Options                          A-16

                                 SHELDAHL, INC.
                           1994 STOCK PLAN, AS AMENDED

SECTION 1.  General Purpose of Plan; Definitions.

          The name of this plan is the Sheldahl, Inc. 1994 Stock Plan (the "Plan"). The purpose of the Plan is to enable Sheldahl, Inc. (the "Company") and its Subsidiaries to retain and attract executives and other key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

          For purposes of the Plan, the following terms shall be defined as set forth below:

          a.       "Board" means the Board of Directors of the Company.

          b. "Cause" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company.

          c. "Code" means the Internal Revenue Code of 1986, as amended.

          d. "Committee" means a Committee with the membership referred to in Section 2 of the Plan or the Board.

          e. "Company" means Sheldahl, Inc., a corporation organized under the laws of the State of Minnesota (or any successor corporation).

          f. "Deferred Stock" means an award made pursuant to Section 8 below of the right to receive Stock at the end of a specified deferral period.

          g. "Disability" means permanent and total disability as determined by the Committee.

          h. "Disinterested Person" means a "non-employee director" as defined in Rule 16b-3(b)(3)(i) as promulgated by the Securities and Exchange Commission under the Securities Act of 1934, or any successor definitions adopted by the Commission.

          i. "Early Retirement" means retirement, with consent of the Committee at the time of retirement, from active employment with the Company and any Subsidiary or Parent Corporation of the Company.

             j. "Fair Market Value" means the value of the Stock on a given date as determined by the Committee in accordance with Section 422(c)(7) of the Code and any applicable Treasury Department regulations promulgated thereunder.

             k. "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

             l. "Non-Employee Director" means any member of the Board who is not an employee of the Company, any Parent Corporation or Subsidiary.

             m. "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option, and is intended to be and is designated as a "Non-Qualified Stock Option."

             n. "Normal Retirement" means retirement from active employment with the Company and any Subsidiary or Parent Corporation of the Company on or after age 65.

             o. "Parent Corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of a Stock Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain as provided in Section 424(e) of the Code.

             p. "Restricted Stock" means an award of shares of Stock that are subject to restrictions under Section 7 below.

             q.       "Retirement" means Normal Retirement or Early Retirement.

             r. "Stock" means the Common Stock, $.25 par value per share, of the Company.

             s. "Stock Appreciation Right" means the right pursuant to an award granted under Section 6 below to surrender to the Company all or a portion of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option or such portion thereof, and
                      (ii) the aggregate exercise price of such Stock Option or such portion thereof.

             t. "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5 below.

             u. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of a Stock Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain as provided in Section 424(f) of the Code.

SECTION 2.  Administration.

             The Plan shall be administered by the Board of Directors or by a Committee of not less than three Disinterested Persons, who shall be appointed by the Board of Directors of the Company and who shall serve at the pleasure of the Board.

             The Committee shall have the power and authority to grant to eligible persons, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, or (iv) Deferred Stock awards.

             In particular, the Committee shall have the authority:

             (i) to select the officers and other key employees of the Company and its Subsidiaries, and consultants and other persons having a contractual relationship with the Company or its Subsidiaries, to whom Stock Options, Stock Appreciation Rights, Restricted Stock and/or Deferred Stock awards may from time to time be granted hereunder;

             (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards, or a combination of the foregoing, are to be granted hereunder;

             (iii) to determine the number of shares to be covered by each such award granted hereunder;

             (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto), and to amend such terms and conditions (including, but not limited to, any amendment which accelerates the vesting of any award); and

             (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant.

         The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may delegate its authority to officers of the Company for the purpose of selecting employees who are not officers of the Company for purposes of (i) above.

         All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3.  Stock Subject to Plan.

         The total number of shares of common stock reserved and available for distribution under the Plan shall be 1,200,000 shares. Such shares shall consist, in whole or in part, of authorized and unissued shares. The number of shares reserved for issuance pursuant to awards granted under the Plan shall be increased each time, commencing after January 14, 1998, that the number of shares available for grant under the Plan shall have been fully granted and be no longer available (the "Reset Date"). On each Reset Date, the number of shares reserved for issuance under the Plan shall be increased to an amount equal to 12% of the total number of shares of common stock outstanding on such date minus the number of shares subject to outstanding awards on such date.

         Subject to paragraph (b)(iv) of Section 6 below, if any shares that have been optioned ceased to be subject to Options, or if any shares subject to any Restricted Stock or Deferred Stock award granted hereunder are forfeited or such award otherwise terminates without a payment being made to the participant, such shares shall again be available for distribution in connection with future awards under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Stock, or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options granted under the Plan, and in the number of shares subject to Restricted Stock or Deferred Stock awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Option.

SECTION 4.  Eligibility.

         Officers, other key employees of the Company or its Subsidiaries, Non-Employee Directors and consultants and other persons having a contractual relationship with the Company or its Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its Subsidiaries are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards under the Plan. The optionees and participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award. Notwithstanding the foregoing, no person shall receive grants of stock options and stock appreciation rights which exceed 200,000 shares during any fiscal year of the Company.


SECTION 5.  Stock Options.

         Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

         The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. No Incentive Stock Options shall be granted under the Plan after October 14, 2004.

         The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of options (in each case with or without Stock Appreciation Rights). To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

         Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. The preceding sentence shall not preclude any modification or amendment to an outstanding Incentive Stock Option, whether or not such modification or amendment results in disqualification of such Option as an Incentive Stock Option, provided the optionee consents in writing to the modification or amendment.

         Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

         (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant. In no event shall the option price per share of Stock purchasable under an Incentive Stock Option be less than 100% of the Fair Market Value of the Stock on the date of the grant of the option. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price shall be no less than 110% of the Fair Market Value of the Stock on the date the option is granted.

         (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

         (c) Exercisability. Stock Options shall be exercisable at such time or times as determined by the Committee at or after grant. If the Committee provides, in its discretion, that any option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time. Notwithstanding the foregoing, unless the Stock Option Agreement provides otherwise, any Stock Option granted under this Plan shall be exercisable in full, without regard to any installment exercise provisions, for a period specified by the Company, but not to exceed sixty (60) days, prior to the occurrence of any of the following events: (i) dissolution or liquidation of the Company other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity or (iii) the transfer of substantially all of the assets of the Company or 75% or more of the outstanding Stock of the Company.

         (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with the Plan's purpose and applicable law, including promissory notes or a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. As determined by the Committee, in its sole discretion, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee), provided, however, that in the event payment is made in the form of shares of Restricted Stock or a Deferred Stock award, the optionee will receive a portion of the option shares in the form of, and in an amount equal to, the Restricted Stock or Deferred Stock award tendered as payment by the optionee. An optionee may elect to pay all or part of the option exercise price by having the Company withhold from the shares of Stock that would otherwise be issued upon exercise that number of shares of Stock having a Fair Market Value equal to the aggregate option exercise price for the shares with respect to which such election is made. No shares of Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (a) of Section 12.

         (e) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

         (f) Termination by Death. If an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates by reason of death, the Stock Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such shorter period as the Committee shall specify at grant) from the date of such death or until the expiration of the stated term of the option, whichever period is shorter.

         (g) Termination by Reason of Disability. If an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after one year (or such shorter period as the Committee shall specify at grant) from the date of such termination of employment or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

         (h) Termination by Reason of Retirement. If an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement, but may not be exercised after three months (or such longer period as the Committee shall specify at Retirement)from the date of such termination of employment or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

         (i) Other Termination. Unless otherwise determined by the Committee, if an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates for any reason other than death, Disability or Retirement, the Stock Option shall thereupon terminate, except that the option may be exercised to the extent it was exercisable at such termination for the lesser of three months (or such shorter period as the Committee shall specify at grant) or the balance of the option's term, provided, however, that if the optionee's employment is terminated for Cause, all rights under the Stock Option shall terminate and expire upon such termination.

         (j) Annual Limit on Incentive Stock Options. The aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which an

Incentive Stock Option under this Plan or any other plan of the Company and any Subsidiary or Parent Corporation is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

         (k) Non-Employee Directors. Each Non-Employee Director who, on or after the date this paragraph (k) is approved by the shareholders of the Company, (A) is elected for the first time as a director of the Company at any annual meeting of the shareholders of the Company; or (B) is elected as a director of the Company for the first time at any special meeting of the shareholders of the Company, shall, as of the date of such election, be automatically granted a Stock Option to purchase 25,000 shares of stock at the option price per share equal to 100% of the Fair Market Value of a share of stock on such date. In the case of a special or annual meeting, the action of the shareholders in electing a Non-Employee Director shall constitute the granting of the Stock Option to each such director; and the date the shareholders take such action shall be the date of grant of the Stock Option. All such Stock Options shall be designated Non-Qualified Stock Options, shall include an automatic grant feature of Target Replacement Options and shall be subject to the same terms and provisions as are in effect with respect to the granting of Non-Qualified Stock Options with Target Replacement Options to officers and employees of the Company under
Section 14 of the Plan, except that (i) Stock Options granted shall expire one year after such Non-Employee Director's departure from the Board (or such longer period as shall be specified by the Committee at such director's departure); and
(ii) the Target Level for Non-Employee Directors shall be 25,000 shares. Subject to shareholder approval of the provisions of this paragraph (k), on the date of such approval, each Non-Employee Director shall be automatically granted a Stock Option to purchase such number of shares which, when added to the number of Stock Options then held by such director, equals 25,000 shares of stock at the option price per share equal to 100% of the Fair Market Value of a share of stock on such date. All such Stock Options shall include an automatic grant feature of Target Replacement Options equal to the Target Level of 25,000 shares.

SECTION 6.  Stock Appreciation Rights.

         (a) Grant and Exercise. Except as set forth in paragraph (k) of Section 5, Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of the option.

         A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related stock Option shall not be reduced until the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

         A Stock Appreciation Right may be exercised by an optionee, in accordance with paragraph (b) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

         (b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

             (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of
         Section 5 and this Section 6 of the Plan.

             (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

             (iii) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5 of the Plan.

             (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares issued or issuable under the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

             (v) A Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Option.

SECTION 7.  Restricted Stock.

         (a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees of the Company and Subsidiaries to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of Restricted Stock upon the attainment of specified performance goals. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

             (b) Awards and Certificates. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

                      (i) Each participant shall be issued a stock certificate
             in respect of shares of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

                      "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Sheldahl, Inc. 1994 Stock Plan and an Agreement entered into between the registered owner and Sheldahl, Inc. Copies of such Plan and Agreement are on file in the offices of Sheldahl, Inc., 1150 Sheldahl Road, P. O. Box 170, Northfield, MN 55057."

                      (ii) The Committee shall require that the stock
             certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

             (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

                      (i) Subject to the provisions of this Plan and the award
             agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. In no event shall the Restriction Period be less than one (1) year. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

                      (ii) Except as provided in paragraph (c)(i) of this
             Section 7, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Restricted Stock (to the extent shares are available under Section 3). Certificates for shares of unrestricted Stock shall be delivered to the grantee promptly after, and only after, the period of forfeiture shall have expired without forfeiture in respect of such shares of Restricted Stock.

                      (iii) Subject to the provisions of the award agreement and paragraph (c)(iv) of this Section 7, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

                      (iv) In the event of special hardship circumstances of a participant whose employment is terminated (other than for Cause), including death, Disability or Retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of Restricted Stock.

                      (v) Notwithstanding the foregoing, all restrictions with respect to any participant's shares of Restricted Stock shall lapse, on the date determined by the Committee, prior to, but in no event more than sixty (60) days prior to, the occurrence of any of the following events: (i) dissolution or liquidation of the Company, other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity or (iii) the transfer of substantially all of the assets of the Company or 75% or more of the outstanding Stock of the Company.

SECTION 8.  Deferred Stock Awards.

             (a) Administration. Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees of the Company and Subsidiaries to whom and the time or times at which Deferred Stock shall be awarded, the number of Shares of Deferred Stock to be awarded to any participant or group of participants, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the terms and conditions of the award in addition to those contained in paragraph
(b) of this Section 8. The Committee may also condition the grant of Deferred Stock upon the attainment of specified performance goals. The provisions of Deferred Stock awards need not be the same with respect to each recipient.

             (b)      Terms and Conditions.

                      (i) Subject to the provisions of this Plan and the award
             agreement, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. In no event shall the Deferral Period be less than one (1) year. At the expiration of the Deferral Period (or Elective Deferral Period, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award.

                      (ii) Amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock or otherwise reinvested, all as determined at the time of the award by the Committee, in its sole discretion.

                      (iii) Subject to the provisions of the award agreement and paragraph (b)(iv) of this Section 8, upon termination of employment for any reason during the Deferral Period for a given award, the Deferred Stock in question shall be forfeited by the participant.

                      (iv) In the event of special hardship circumstances of a participant whose employment is terminated (other than for Cause) including death, Disability or Retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the participant's Deferred Stock.

                      (v) A participant may elect to further defer receipt of the award for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made prior to completion of one half of the Deferral Period for a Deferred Stock award (or for an installment of such an award).

                      (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock agreement executed by the Company and the participant.

SECTION 9.  Transfer, Leave of Absence, etc.

         For purposes of the Plan, the following events shall not be deemed a termination of employment:

         (a) a transfer of an employee from the Company to a Parent Corporation or Subsidiary, or from a Parent Corporation or Subsidiary to the Company, or from one Subsidiary to another;

         (b) a leave of absence, approved in writing by the Committee, for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days (or such longer period as the Committee may approve, in its sole discretion); and

         (c) a leave of absence in excess of ninety (90) days, approved in writing by the Committee, but only if the employee's right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any leave of absence, the employee returns to work within 30 days after the end of such leave.

SECTION 10.  Amendments and Termination.

         The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (i) which would impair the rights of an optionee or participant under a Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock or other Stock-based award theretofore granted, without the optionee's or participant's consent, or (ii) which without the approval of the stockholders of the Company would cause the Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 422 of the Code or any other regulatory requirements.

         The Committee may amend the terms of any award or option theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his consent. The Committee may also substitute new Stock Options for previously granted options, including previously granted options having higher option prices.

SECTION 11.  Unfunded Status of Plan.

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 12.  General Provisions.

         (a) The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the optionee is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

         All certificates for shares of Stock delivered under the Plan pursuant to any Restricted Stock, Deferred Stock or other Stock-based awards shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (b) Subject to paragraph (d) below, recipients of Restricted Stock, Deferred Stock and other Stock-based awards under the Plan (other than Stock Options) are not required to make any payment or provide consideration other than the rendering of services.

         (c) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

         (d) Each participant shall, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. With respect to any award under the Plan, if the terms of such award so permit, a participant may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Stock that would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Stock already owned by the participant, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the participant under this Section 12(d). Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings.

SECTION 13.  Effective Date of Plan.

         The Plan shall be effective on October 14, 1994 (the date of approval by the Board of Directors), subject to approval by a vote of the holders of a majority of the Stock present and entitled to vote at the Annual Meeting of the Company's Shareholders on January 11, 1995 to approve (i) the Plan and (ii) an amendment to the Company's Articles of Incorporation to increase the authorized shares. The Plan shall expire (unless terminated earlier) as of October 14, 2004. Awards may be granted under the Plan prior to such Shareholder approval, provided such awards are made subject to Shareholder approval.

SECTION 14.  Target Grant Program with Automatic Target Replacement Options.

         (a) Establishment of Target Level. Subject to shareholder approval of the provisions of this Section 14, on August 19, 1997, the Committee established target levels for the number of Options to be held (the "Target Level") by its officers and key employees (each, a "Target

Optionee"). Each Target Optionee's Target Level is based on the position held by the Target Optionee and the level of responsibility, as determined by the Committee. The Committee may change each Target Optionee's Target Level, as a result of changes, increases or decreases in the Target Optionee's position with the Company or level of responsibilities. Subject to shareholder approval of the provisions of this Section 14, on August 19, 1997, the Committee granted to each Target Optionee a number of Stock Options which when added to the number of Stock Options then held by such Target Optionee equaled the Target Level. These newly granted options will vest and have a term as provided in paragraph (d) with respect to Target Replacement Options. Stock Options held by a Target Optionee in an amount equal to the Target Level shall be referred to herein as the Target Optionee's "Target Options". In the event a Target Optionee holds Stock Options in excess of his or her Target Level, the first Stock Options so held and exercised up to the Target Level shall be deemed Target Options. No Target Replacement Options shall be granted with respect to Stock Options which are not Target Options.

         (b) Target Replacement Options. Unless otherwise provided by the Committee, upon the exercise of a Target Option or Target Replacement Option, a Target Optionee shall automatically be granted a new Stock Option on the date of such exercises to purchase that number of shares of the Company's Common Stock equal to the number of shares of the Company's Common Stock to which such exercise relates to bring the number of options held by the Target Optionee after such exercise back to the Target Level ("Target Replacement Options"). The Target Optionee shall not be required to exercise Target Options prior to the exercise of Target Replacement Options. Subject to the provisions set forth herein, Target Replacement Options may be issued as many times as outstanding Target Options or Target Replacement Options are exercised.

         (c) Target Replacement Option Price. The Option Price for each share of Stock subject to the Target Replacement Options shall be the Fair Market Value of the Stock on the date of exercise of the existing Stock Option which triggers the automatic grant of the Target Replacement Options.

         (d) Exercisability and Option Term. One-third of the shares subject to a Target Replacement Option shall vest and be fully exercisable beginning on the first anniversary of the date of grant of such Target Replacement Option, an additional one-third of such shares subject to a Target Replacement Option shall vest and be fully exercisable beginning on the second anniversary of the date of grant of such Options and the remaining shares subject to the Target Replacement Option shall vest and be fully exercisable beginning on the third anniversary of the date of grant of such Target Replacement Option. The term of each Target Replacement Option shall expire ten (10) years from the date of grant of such Target Replacement Option. Such vesting shall cease, and the Target Optionee shall forfeit any Target Option and any Target Replacement Options which are not vested as of the Target Optionee's termination of employment, without regard for the reason for such termination. Such Option shall be exercised and payment made in accordance with the provisions set forth in the Plan.

         (e) Restrictions on Number of Shares. The aggregate number of Target Replacement Options granted during any fiscal year of the Company to any Target Optionee shall not exceed 200,000 shares.

         (f) Restrictions on Additional Options. Unless otherwise provided by the Committee, no Target Optionee shall be granted Stock Options in addition to the Target Replacement Options unless the Committee increases the designated Target Level for such Target Optionee.

         (g) Status of Target Optionee. No Target Replacement Options may be granted to any Target Optionee who is not employed by the Company at the time of exercise of a Stock Option which triggers the grant of a Target Replacement Option nor may any such Stock Option be granted to a Non-Employee Director who is not a director of the Company at the time of exercise of a Stock Option which triggers the grant of a Target Replacement Option.

         (h) Additional Provisions. The grant of a Target Replacement Option is in all cases subject to the availability of sufficient shares for grant under the Plan or shareholder approval of an increase in the number of shares reserved under the Plan to accommodate the grant; and notwithstanding anything contained herein to the contrary, no Target Replacement Option shall be exercisable if a required shareholder approval has not been obtained. In addition to the terms of this Section 14, all Target Replacement Options shall be subject to the terms and provisions set forth in this Plan which are in effect with respect to Non-Qualified Stock Options.

         (i) Change of Control. After a public announcement by the Company of an event described in Section 5(c), no further Target Replacement Options shall be granted with respect to any Target Options or Target Replacement Options then outstanding.

         (j) Further Restrictions. The Committee may, in its sole discretion, reduce the designated Target Level in general or with respect to a particular Target Optionee by reason of a reduction in the Target Optionee's responsibilities, a change in title or non-performance by the Target Optionee.

         Shareholder approval of the Plan was obtained on January 11, 1995.

         The Plan was amended by the resolutions adopted by the Board of Directors on August 18, 1996 and October 31, 1996. The Shareholders ratified the amendments on January 8, 1997. The Plan was amended again by resolutions adopted by the Board of Directors on August 19, 1997. The Shareholders ratified the amendments on January 14, 1998.